Exhibit 10.18

November 2, 2015

Nick Earl

____________

____________

Re: Offer of Employment

Dear Nick:

Glu Mobile Inc. (the “Company”) is pleased to offer you a full-time regular exempt position with the Company as EVP, President of Studios reporting to Niccolo de Masi.  We would like your employment to begin on November 9, 2015 (“Start Date”) or such later Start Date as may be mutually agreeable.  We are pleased to find someone with your vision and commitment to work as an integral part of our team.  This offer is contingent on the Company’s satisfactory acceptance of reference and background checks.

You will be entitled to receive a biweekly salary of $13,461.54 (annual equivalent to $350,000.00) (the “Base Salary”) to be paid in accordance with the Company’s normal payroll procedures.  You will also be eligible to participate in a Company bonus plan for the Company’s 2015 fiscal year (the “Bonus Plan”). Payments under the Bonus Plan will be based on the achievement of specific Company objectives related to the Studio organization under your supervision (the “Objectives”). The Bonus Plan will have a target payout of 50% of your annual Base Salary, with any such bonus payment under the Bonus Plan prorated for the 2015 fiscal year based on your Start Date. The specific Objectives will be determined by Niccolo de Masi, after consultation with you, after your Start Date and, if required, will be approved by the Company’s Board of Directors or a committee of the Company’s Board.

We will recommend that the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) grant you a restricted stock unit award covering 500,000 shares of the Company’s common stock (the “RSU”).  We expect that the Compensation Committee will grant your RSU on the second Tuesday of the month following your Start Date; accordingly, if your Start Date is November 9, 2015 then we would expect that your RSU would be granted to you on December 8, 2015.  The RSU will vest as follows:  25% of the shares will vest on the first Company RSU Vesting Date following the first anniversary of your Start Date (the “First Vesting Date”) and the remaining 75% of the shares will vest in equal quarterly installments over the next three years following the First Vesting Date on each Company RSU Vesting Date.  The Company RSU Vesting

Dates are each February 15, May 15, August 15 and November 15.  Notwithstanding the above description, the actual terms of the RSU will be governed by the Company’s 2007 Equity Incentive Plan or the Company’s 2008 Equity Inducement Plan, as applicable, and a Restricted Stock Unit Agreement, which agreement will be provided to you for electronic signature after the Compensation Committee approves the RSU.

Additionally, we will recommend that the Compensation Committee grant you an option to purchase up to 300,000 shares of the common stock of the Company at the then current fair market value, which will be the closing price of the Company’s common stock on The NASDAQ Global Market on the date of grant.  We expect that the Compensation Committee will grant you your option on the second Tuesday of the month following your Start Date on the same date that the Compensation Committee grants your RSU.    Your stock option will vest over four years, with 25% of the total number of shares subject to the option vesting on the one-year anniversary of the date of grant and the remainder vesting in equal installments on the monthly date of grant anniversary each month thereafter. All stock options issued to you shall be governed by the terms and conditions of the 2007 Equity Incentive Plan and the Company’s 2008 Equity Inducement Plan or (as applicable) and Stock Option Agreement, which agreement will be executed by you and the Company upon Compensation Committee approval of the grant of the stock options hereunder.

We will also recommend to the Compensation Committee that it approve the following severance arrangement in the event that your employment with the Company is terminated without Cause or as a result of an Involuntary Termination at any time within 12 months after a Change of Control, and you deliver to the Company a signed general release of claims: receipt of (i) six months of your then-current annual base salary, (ii) 50% of your annual bonus for such calendar year, based on your target potential bonus (not the amount actually payable), (iii) an additional 36 months of vesting with respect to each of your then-outstanding and not fully vested equity awards and (iv) up to six months of continuation coverage for you (and any eligible dependents) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Cause” means (i) your committing of an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects the Company or any of the Company’s customers, suppliers or partners, (ii) your personal dishonesty, willful misconduct in the performance of services for the Company, or breach of fiduciary duty involving personal profit, (iii) your being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that the Company’s Board reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, the Company, including the Company’s public reputation, (iv) any material breach of any agreement with the Company by you that remains uncured for 30 days after written notice by the Company to you, unless that breach is incapable of cure, or any other material unauthorized use or disclosure of the Company’s confidential information or trade secrets involving personal benefit or (v) your failure to follow the lawful directions of the Company’s chief executive officer, in the scope of your employment unless you reasonably believe in good faith that these directions are not lawful and notify the chief executive officer of the reasons for your belief.

“Involuntary Termination” means your resignation of employment from the Company expressly based on the occurrence of any of the following conditions, without your informed written consent, provided, however, that with respect to each of the following conditions, you must (a) within 90 days following its occurrence, deliver to the Company a written notice explaining the specific basis for your belief that you are entitled to terminate your employment due to an Involuntary Termination and (b) give the Company an opportunity to cure any of the following within 30 days following delivery of such notice and explanation (i) a material reduction in your duties, position or responsibilities, or your removal from these duties, position and responsibilities, unless you are provided with a position of substantially equal or greater organizational level, duties, authority and compensation; provided, however, that a change of title, in and of itself, or a reduction of duties, position or responsibilities solely by virtue of the Company’s being acquired and made part of a larger entity will not constitute an “Involuntary Termination,” (ii) a greater than 15% reduction in your then-current annual base compensation that is not applicable to the Company’s other executive officers, or (iii) a relocation to a facility or a location more than 30 miles from your then-current location of employment.

“Change of Control” means the closing of (i) a merger or consolidation in one transaction or a series of related transactions, in which the Company’s securities held by the Company’s stockholders before the merger or consolidation represent less than 50% of the outstanding voting equity securities of the surviving corporation after the transaction or series of related transactions, (ii) a sale or other transfer of all or substantially all of the Company’s assets as a going concern, in one transaction or a series of related transactions, followed by the distribution to the Company’s stockholders of any proceeds remaining after payment of creditors or (iii) a transfer of more than 50% of the Company’s outstanding voting equity securities by the Company’s stockholders to one or more related persons or entities other than the Company in one transaction or a series of related transactions.

As a Company employee, you will also be eligible to receive certain employee benefits, as modified by the Company from time to time, including medical, dental, and vision insurance coverage; sixteen days personal time off per year, plus such additional holiday time as is provided to the Company’s other regular employees; this currently includes the period between Christmas and New Year's Day.

Your employment with the Company is for no specified period and constitutes an “AT-WILL” employment arrangement.  As a result, you are free to resign at any time, with or without notice, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without notice and with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of the Start Date, or our employment relationship with you may be terminated.

As a condition of your employment, you will be required to sign and comply with the Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.  In addition, you agree that you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any activities that conflict with your obligations to the Company.

This letter, along with the Employee Proprietary Information and Information Agreement, sets forth the terms and conditions of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed both by an officer of the Company and you.

To accept the Company's offer of employment, please sign and date this letter in the space provided below and return it to Sheila Ryan, VP of Global Human Resources, no later than November 3, 2015. We’ve included a duplicate original for your records.

We believe Glu Mobile is poised to achieve great success.  We anticipate that you will be a critical component of that success.  We look forward to working with you.

Sincerely,

ACCEPTED AND AGREED TOGLU MOBILE INC.

this 3rd day of November, 2015

Ric R.
/s/ Nick Earl	/s/ Eric R. Ludwig
Nick Earl	Eric R. Ludwig
EVP, COO & CFO

EMPLOYEE ACCEPTANCE ADDENDUM

I hereby acknowledge that neither the offer of, nor my acceptance of, employment with Glu Mobile Inc. is contingent upon my disclosure of any information of a proprietary nature obtained from any protected source, including, but not limited to my previous employers. I represent that my employment with Glu Mobile Inc. and my performance of my proposed duties with Glu Mobile Inc. in the development of its business will not violate any obligations I may have to my former employer(s), including the obligation to keep confidential any proprietary information of those employers. I understand that Glu Mobile Inc.’s policy is to strictly prohibit any employee from using or disclosing any confidential or proprietary information from any source.

Signature:   _/s/ Nick Earl_____________________________ Date: ___11-3-15__________

Print Name: _Nick Earl_________________________________

GLU MOBILE INC.

EMPLOYEE INVENTION ASSIGNMENT and CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Glu Mobile Inc., a Delaware corporation with its principal offices in the State of California (the “Company”), I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1. Purpose of Agreement.  I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights.  Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company.  As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2. Disclosure of Inventions.  I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3. Work for Hire; Assigned Inventions.  I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.  I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (a) are developed using equipment, supplies, facilities or trade secrets of the Company; (b) result from work performed by me for the Company; or (c) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4. Excluded Inventions and Other Inventions.   Attached as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25 below), and which are not to be assigned to the Company (“Excluded Inventions”).  If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development.  For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions.  I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing.  Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicenses with the same rights.

5. Exception to Assignment.  I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached as Exhibit B.

6. Assignment of Rights.  I agree to assign, and do hereby irrevocably transfer and assign, to the Company:  (a) all of my rights, title and interests in and with respect to any Assigned Inventions; (b) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (c) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions.  I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company.  “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7. Assistance.  I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide.  I will sign and deliver any documents that the Company may reasonably request from me in connection with providing such assistance.  My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance.  I hereby appoint the Secretary of the Company as my attorney-in-fact to sign documents on my behalf for this purpose.  I agree that this appointment is coupled with an interest and will not be revocable.

8. Proprietary Information.  I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”).  Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how.  Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

9. Confidentiality.  At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust.  I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

10. Physical Property.  All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company.  I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such.  Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

11. No Breach of Prior Agreements.  I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party.  I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

12. “At Will” Employment.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.  I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me.  I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company.  I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13. Company Opportunities; Duty Not to Compete.  During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (a) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (b) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (c) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

14. Non-Solicitation of Employees/Consultants.  During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.

15. Use of Name & Likeness.  I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16. Notification.  I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17. Injunctive Relief.  I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18. Governing Law; Severability.   This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets.  This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction.  If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement.  To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19. Counterparts.  This Agreement may be signed in any number of counterparts, each of which when so signed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20. Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

21. Amendment and Waiver.  This Agreement may be amended only by a written agreement signed by each of the parties to this Agreement.  No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought.  A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

22. Successors and Assigns; Assignment.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives.  The Company may assign any of its rights and obligations under this Agreement.  I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

23. Further Assurances.  The parties will sign such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.  Upon termination of my employment with the Company, I will sign and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.
24. Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.
25. Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company, which is November 9, 2015 (the “Effective Date”).

IN WITNESS WHEREOF, the parties have signed this Employee Invention Assignment and Confidentiality Agreement with the intent that it be effective as of the Effective Date.

Glu Mobile Inc.:		Employee:
By:	/s/ Eric R. Ludwig	/s/ Nick Earl
Signature
Name:	Eric R. Ludwig	Nick Earl
Name (Please Print)
Title:	EVP, COO & CFO